UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMPIO PHARMACEUTICALS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AMPIO PHARMACEUTICALS, INC.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Preliminary Proxy – Subject to Completion

To the Stockholders of Ampio Pharmaceuticals, Inc.:

Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Ampio Pharmaceuticals, Inc. (the “Company”), will be held at 11:00 a.m. Mountain Time on Wednesday, August 10, 2022, in a virtual format only via live webcast at www.virtualshareholdermeeting.com/AMPE2022, for the purpose of considering and taking action on the following proposals:

(1)	To elect four directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.
(2)	To ratify the selection of Moss Adams LLP as the independent registered public accounting firm for Ampio Pharmaceuticals, Inc. for the year ending December 31, 2022; and
(3)	To approve an amendment to the Ampio Pharmaceuticals certificate of incorporation to effect a reverse stock split of the Company’s shares of common stock at a ratio not less than 5-to-1 and not greater than 15-to-1, with the exact ratio to be set within that range at the discretion of our Board of Directors before August 10, 2023 without further approval or authorization of our stockholders.

Only holders of record of the Company’s common stock, par value $0.0001 per share, at the close of business on June 29, 2022 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

To log on to the virtual Annual Meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card or on the voting instructions that accompanied your proxy materials. We recommend that you log in at least fifteen minutes before the Annual Meeting to ensure that you are logged in when the Annual Meeting starts.

Your vote is important. Please read the proxy statement and the instructions on the proxy card or voting instruction form whether or not you plan to attend the Annual Meeting, and no matter how many shares you own, please submit your proxy promptly in one of the ways described on your proxy card or voting instruction form. Voting by proxy in advance of the Annual Meeting will not prevent you from attending or changing your vote at the Annual Meeting. It will, however, help to assure a quorum at the Annual Meeting and to avoid added proxy solicitation costs.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Daniel G. Stokely
Daniel G. Stokely
Secretary

July 1, 2022
Englewood, Colorado

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES IN ONE OF THE WAYS DESCRIBED ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM AS PROMPTLY AS POSSIBLE.

AMPIO PHARMACEUTICALS, INC.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

PROXY STATEMENT

General Information

We are furnishing this proxy statement in connection with the solicitation of proxies for use at our Annual Meeting to be conducted in a virtual format only via live webcast at www.virtualshareholdermeeting.com/AMPE2022 on Wednesday, August 10, 2022, at 11:00 a.m., Mountain Time, and any adjournment(s) or postponement(s) thereof. The mailing of this proxy statement to our stockholders commenced on or about July 5, 2022.

Due to the ongoing health impact of the coronavirus outbreak (“COVID-19 pandemic”), the Annual Meeting will be conducted in a virtual format only in order to assist in protecting the health and well-being of our stockholders and employees and to provide access to our stockholders regardless of geographic location. Stockholders will be able to participate, vote electronically and submit questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/AMPE2022 and entering the control number found on their proxy card or voting instruction form. If you encounter difficulties accessing the virtual Annual Meeting, please call the technical support number available on the virtual meeting page on the day of the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting virtually. Whether or not you plan to attend the Annual Meeting, please provide your proxy by following the instructions on your proxy card or voting instruction form.

Unless otherwise indicated or unless the context requires otherwise, all references in this proxy statement to “Ampio Pharmaceuticals, Inc.,” “Ampio,” the “Company,” “we,” “us,” “our,” or similar references, mean Ampio Pharmaceuticals, Inc.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the attention of Daniel G. Stokely, our Secretary, a written notice of revocation or a properly executed proxy bearing a later date. Our address is: 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112.

You may also revoke your proxy by voting again on a later date on the Internet or by telephone prior to the close of the voting facility (only your latest Internet or telephone proxy will be counted), or by attending the virtual meeting and voting your shares while logged in and participating in the live webcast. Note that beneficial owners must follow their nominee’s instructions to revoke their proxies or vote at the Annual Meeting and, for both stockholders of record and beneficial owners, attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote online at the Annual Meeting.

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

Solicitation, Quorum and Voting Procedures

This proxy is solicited on behalf of the Board of Directors of the Company (the “Board”). The solicitation of proxies will be conducted by mail and we will bear all costs associated with the solicitation. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock, par value $0.0001 per share. We may conduct further solicitation personally, telephonically or by electronic transmission through our officers, directors, and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

A stockholder’s shares can be voted at the Annual Meeting only if the stockholder attends the Annual Meeting or is represented by proxy. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the voting instructions that accompanied your proxy materials. Please have your 16-digit control number readily available and log on to the Annual Meeting by visiting www.virtualshareholdermeeting.com/AMPE2022 and entering your 16-digit control number. You may begin to log into the meeting platform beginning at 10:30 a.m. Mountain Time on August 10, 2022. The Annual Meeting will begin promptly at

11:00 a.m. Mountain Time on August 10, 2022. We recommend that you log in at least fifteen minutes before the Annual Meeting to ensure that you are logged in when the Annual Meeting starts.

Stockholders who complete their proxy electronically over the Internet or by telephone do not need to return a proxy card. Stockholders who hold their shares beneficially in street name through a nominee should follow the voting instructions they receive from their nominee to vote these shares.

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present before action may be taken at the Annual Meeting. A stockholder is counted as present at the Annual Meeting if the stockholder attends the online Annual Meeting and votes at the Annual Meeting or the stockholder has properly submitted a proxy by mail, internet or telephone. Abstentions from voting on a proposal and broker non-votes will count for purposes of determining a quorum. The close of business on June 29, 2022 has been fixed as the record date for determining the holders of shares of common stock entitled to notice of and to vote at the Annual Meeting. Each share of common stock outstanding on the record date is entitled to one vote on all matters. As of the record date, there were [227,186,867] shares of common stock outstanding.

Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Shares of common stock represented by valid, unrevoked proxies will be voted at the Annual Meeting and, when the stockholder has given instructions, will be voted in accordance with those instructions. If no instructions on how to vote are given in a signed proxy, the shares will be voted as follows: (1) FOR each of the nominees listed in Proposal No. 1, (2) FOR the ratification of the independent registered public accounting firm in Proposal No. 2, and (3) FOR Proposal No. 3. If your shares are held in a stock brokerage account or by a bank or other nominee, please see the information below regarding broker’s authority to vote.

Vote Required

Proposal 1 relates to the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since stockholders will be electing four directors, the four nominees receiving the highest number of votes will be elected. You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director.

The affirmative vote of the holders of the majority of the shares of common stock present and entitled to vote is required for approval of Proposal No. 2, ratification of the selection of Moss Adams LLP as our independent registered public accounting firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal No. 2.

The affirmative vote of the holders of the majority of the outstanding shares of common stock is required for approval of Proposal No. 3, the amendment to the Company’s certificate of incorporation to effect the reverse stock split. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal No. 3.

Abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but are not counted for the purposes of determining whether stockholders have approved that matter. Therefore, if you abstain from voting on Proposals No. 2 or 3, it has the same effect as a vote against that proposal. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal No. 1) or the approval of a majority of the votes present and entitled to vote (Proposal No. 2). Broker non-votes, if any, will have the same effect as a vote against Proposal No. 3.

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Broker Authority to Vote

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker, bank, or other nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote by filling out the voting instruction form provided by your broker, bank, or other nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual

Meeting. You may participate in the virtual webcast of the Annual Meeting by navigating to: www.virtualshareholdermeeting.com/AMPE2022 and entering the control number provided to you on the voting instruction form provided by your broker, bank, or other nominee. You will not be able to attend the Annual Meeting without your control number.

If your shares are held in street name, and if you provide voting instructions to your broker, bank, or other nominee, your shares must be voted as you direct. If you do not furnish voting instructions to your broker, bank, or other nominee, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers, banks, and other nominees that have record ownership of shares beneficially owned by their clients, brokers, banks, and other nominees have discretion to cast votes only on routine matters, such as the ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers, banks, and other nominees are not permitted, however, to cast votes on “non-routine” matters without such voting instructions, such as the election of directors. A “broker non-vote” occurs when a beneficial owner has not provided voting instructions and the broker, bank, or other nominee holding shares for the beneficial owner does not vote on a particular proposal because the broker, bank, or other nominee does not have discretionary voting power for that proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Overview

The total authorized number of directors of the Company is currently fixed at four directors. Our current bylaws provide that directors are to be elected at each annual meeting of stockholders for a term of one year, and that each director will serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. The current directors of the Company are Michael A. Martino (also Chief Executive Officer), David R. Stevens, Ph.D, J. Kevin Buchi and Elizabeth Varki Jobes. Each of the current directors has been nominated by the Nominating and Governance Committee for re-election to the Board of Directors at the Annual Meeting, as described in further detail below and elsewhere in this proxy statement.

Our current certificate of incorporation provides that our Board of Directors may be classified into three classes of directors of approximately equal size upon a date selected by the Board of Directors. The Board of Directors has not taken such action to date.

All nominees for election as directors at the Annual Meeting have indicated their willingness to serve if elected. Should any nominee become unavailable for election at the Annual Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our Board of Directors.

Nomination of Directors

The Nominating and Governance Committee, which acts as the nominating committee of our Board of Directors, reviews and recommends to the Board of Directors potential nominees for election to the Board of Directors. In reviewing potential nominees, the Nominating and Governance Committee considers the qualifications described below under the caption “Board of Directors and Committees; Corporate Governance—Director Nominations and Stockholder Communications.” After reviewing the qualifications of potential director candidates, the Nominating and Governance Committee presents its recommendations to the Board, which selects the final director nominees. The Nominating and Governance Committee recommended each of the nominees for director identified in this proxy statement. We did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for election at the Annual Meeting.

Information Regarding Director Nominees

The following table sets forth the information for each of the nominees for director identified in this proxy statement, which includes the year each was first elected a director of the Company, their respective ages as of the date of this proxy statement and the positions currently held with our Company:

Name	Director Since	Age	Position
Michael A. Martino	October 2021	66	CEO and Director
David R. Stevens, Ph.D. (1)(2)(3)	June 2011	73	Director
J. Kevin Buchi (1)	October 2021	67	Chair of the Board
Elizabeth Varki Jobes (1)(2)(3)	February 2022	56	Director

(1)	Member of our Audit Committee.
(2)	Member of our Compensation Committee.
(3)	Member of our Nominating and Governance Committee.

Additional information about each of the nominees for election to the Board of Directors is as follows:

Michael A. Martino was appointed by the Board of Directors as the Company’s Chief Executive Officer on November 22, 2021. Mr. Martino has served as a director of the Company since October 2021. Mr. Martino previously served as President, Chief Executive Officer and a director of HemaFlo Therapeutics Inc., a private company focused on the treatment of acute kidney injury, since January 2016. Prior to HemaFlow, Mr. Martino was President and Chief Executive Officer of Ambit Biosciences, a company focused on the development of a drug to treat acute myeloid leukemia, from November 2011 to November 2014. Under his leadership, Ambit initiated a large, multi-national Phase III study; secured $25 million in private financing; completed a $90 million initial public offering; and ultimately sold the company to a large, Japanese pharmaceutical company for $450 million in cash plus future milestone payments. Mr. Martino also previously served as President, Chief Executive Officer and a director of Arzeda, a synthetic biology company, and Sonus Pharmaceuticals, an oncology drug development company. In addition, Mr. Martino currently serves on the board of Caravan Biologix, a private company primarily focused on the development of novel oncology drugs, and was a founding director at Excision BioTherapeutics, Inc. Mr. Martino has a BBA from Roanoke College, where he served as a Trustee from 2016 to 2020, and a MBA from Virginia Tech. Mr. Martino has extensive experience in life sciences and his experience as the chief executive officer and director of other pharmaceutical companies, both public and private, leading drug development from preclinical through Phase 3 clinical trials, transacting mergers, and leading capital raises are the attributes that qualify him to serve as a member of our Board.

David R. Stevens, Ph.D., has served as a member of our Board since June 2011. Dr. Stevens has worked in the U.S. Food and Drug Administration regulated life science industry since 1978. He has also been a consulting research pathologist since December 2006 for Premier Laboratory, LLC. He has been a board member of Cetya, Inc. since December 2013. He has served on the boards of several other public and private life science companies, including Micro-Imaging Solutions, LLC (from 2007 to 2018), Poniard Pharmaceuticals, Inc. (from 2004 to 2013), Aqua Bounty Technologies, Inc. (from 2002 to 2012), Advanced Cosmetic Intervention, Inc. (from 2006 to 2011) and Smart Drug Systems, Inc. (from 1999 to 2006), and was an advisor to Bay City Capital (from 1999 to 2006). Dr. Stevens was previously President and CEO of Deprenyl Animal Health, Inc., a public veterinary pharmaceutical company, from 1990 to 1998, and Vice President, Research and Development, of Agrion Corp., a private biotechnology company, from 1986 to 1988. He began his career in pharmaceutical research and development at the former Upjohn Company, where he contributed to the preclinical evaluation of Xanax and Halcion. Dr. Stevens received B.S. and D.V.M. degrees from Washington State University, and a Ph.D. in comparative pathology from the University of California, Davis. He is a Diplomate of the American College of Veterinary Pathologists. Dr. Stevens’ experience in executive management in the pharmaceutical industry and knowledge of the medical device industry are the attributes that qualify him to serve as a member of our Board.

J. Kevin Buchi is the former President and Chief Executive Officer of Cephalon, Inc., having also served as corporate vice president of global branded products at Teva Pharmaceutical Industries Limited after Teva acquired Cephalon in October 2011. Mr. Buchi also served as President and Chief Executive Officer of TetraLogic Pharmaceuticals and Biospecifics Technologies. Mr. Buchi joined Cephalon in 1991 and held various leadership positions during his tenure, including Chief Financial Officer and Chief Operating Officer, before becoming Cephalon’s Chief Executive Officer in 2010. In addition, Mr. Buchi currently serves as a Director of Amneal Pharmaceuticals, Inc. and Benitec Biopharma Ltd. Mr. Buchi previously served on the boards of several pharmaceutical companies, including Dicerna Pharmaceuticals, EPIRUS Biopharmaceuticals, Inc., Alexza Pharmaceuticals, Inc., and Forward Pharma A/S. He holds a B.A. in Chemistry from Cornell University and a Master of Management, Accounting, and Finance from the Northwestern University Kellogg School of Management. Mr. Buchi has served on our board since October 2021. Mr. Buchi’s extensive experience as a senior executive and board member in the pharmaceutical industry provide him with knowledge of a broad range of unique insights into the industry of our business, and these are the attributes that qualify him to serve as a member of our Board.

Elizabeth Varki Jobes has nearly three decades of legal and compliance experience. As a practicing attorney, she has built and guided compliance and legal programs for small- and medium-size biopharmaceutical corporations. She currently serves as the Senior Vice President and Global Chief Compliance Officer at Amryt Pharmaceuticals Inc., where she led the development and implementation of a global compliance program following the acquisition of Aegerion Pharmaceuticals. Previously, Ms. Jobes held leadership positions at many biopharmaceutical companies, including: Senior Vice President, Chief Compliance Officer North America for EMD Serono, Inc.; Global Chief Compliance Officer and Legal Counsel for Spark Therapeutics, Inc.; Senior Vice President, Chief Compliance Officer for Auxilium Pharmaceuticals, Inc.; Vice President, Chief Compliance Officer for Adolor Corporation; and Senior Director, Global Compliance for Cephalon, Inc. Ms. Jobes has served on our board since February 2022. Ms. Jobes extensive experience as a senior executive in the pharmaceutical industry, with an extensive focus developing and implementing industry specific regulatory and compliance programs for small to medium-size biopharmaceutical companies, are the attributes that qualify her to serve as a member of our Board.

Required Vote and Recommendation of Board of Directors

Under the Company’s bylaws, directors are elected by a plurality vote. This means that since stockholders will be electing four directors, the four nominees receiving the highest number of votes will be elected. If you sign the enclosed proxy and deliver it to the Company, your proxy will be voted FOR all director nominees, unless you specifically indicate on the proxy that you are withholding a vote from one or more of the nominees. Abstentions and broker non-votes will have no effect on the election of our director nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES
IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has approved the engagement of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, we are submitting this matter to our stockholders for their ratification. Moss Adams has audited our financial statements for the years ended December 31, 2021 and 2020.

If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to continue to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Moss Adams LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Required Vote and Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting and entitled to vote on the proposal at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm. Proxies will be voted in favor of this proposal unless otherwise indicated. Abstentions will have the same effect as voting against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT
OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE YEAR ENDING DECEMBER 31, 2022.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees for Independent Registered Public Accounting Firm

The following table presents aggregate fees accrued for professional services rendered by our independent registered public accounting firm, Moss Adams LLP for the respective periods indicated:

	For the year ended December 31,
	2021	2020
Moss Adams LLP
Audit fees (1)	$262,000	$273,000
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—
Total fees	$262,000	$273,000

(1)	Audit fees includes fees related to the audit of our annual financial statements; the review of our quarterly financial statements or services that are normally provided by Moss Adams LLP in connection with statutory and regulatory filings or engagements for the year noted.

(2)	Assurance and related professional services by Moss Adams LLP that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees”.

(3)	Tax fees are for tax compliance, consulting, and preparation services.

(4)	All other fees include fees billed for products and services provided by the principal accountant, other than the services reported in (1), (2) or (3).

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the following year’s audit, the Audit Committee reviews and approves an engagement letter which provides the description and fees relating to the services to be rendered during that year. Additionally, prior to the engagement of the independent registered public accounting firm, the Audit Committee pre-approves these services by category of service and estimated cost as further noted in the engagement letter. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm for such services.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All of the services of Moss Adams LLP described above were pre-approved by the Audit Committee in advance of such services being provided.

PROPOSAL NO. 3

ADOPTION OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The Board of Directors deems it advisable and in the best interest of the Company that the Board be granted the discretionary authority to amend the Company’s certificate of incorporation to effect a reverse stock split of the Company’s issued and outstanding common stock by a ratio in the range of not less than 5-to-1 and not greater than 15-to-1. The proposal provides that our Board shall have sole discretion pursuant to Section 242(c) of the DGCL to elect, as it determines to be in the Company’s best interests, whether or not to effect the reverse stock split before August 10, 2023, or to abandon it. Should the Board proceed with the reverse stock split, the exact ratio will be set at a whole number within the above range as determined by our Board in its sole discretion. Our Board believes that the availability of alternative reverse stock split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and its stockholders.

The text of the form of amendment to our certificate of incorporation (the “Certificate of Amendment”), which would be filed with the Secretary of State of the State of Delaware to effect the reverse stock split, is set forth in Appendix A to this proxy statement. The text of the Certificate of Amendment accompanying this proxy statement is, however, subject to change to reflect the exact ratio for the reverse stock split within the range described above and any changes that may be required by the office of the Secretary of State of the State of Delaware or that the Board may determine to be necessary or advisable ultimately to comply with applicable law and to effect the reverse stock split.

If the Board of Directors implement a reverse stock split, it will become effective upon the filing or such later time as specified in the filing (referred to as the “split effective time”) of the Certificate of Amendment with the Delaware Secretary of State. The exact timing of the filing of the Certificate of Amendment and the ratio of a reverse stock split (within the approved range), if any, will be determined by our Board of Directors based on its evaluation as to when such action and at what ratio will be the most advantageous to the Company and our stockholders.

Our Board of Directors reserves the right to elect to abandon a reverse stock split at any time prior to its effectiveness, whether before or after stockholder approval, if it determines, in its sole discretion, that a reverse stock split is not in the best interests of the Company and its stockholders.

If our Board implements a reverse stock split, depending on the ratio for a reverse stock split, no less than five (5) and no more than fifteen (15) shares of outstanding common stock, as determined by our Board, will be combined into one share of common stock. Holders of fractional shares will be entitled to receive, in lieu of any fractional share, the number of shares rounded up to the next whole number.

The Board of Directors’ decision as to whether and when to effect the reverse stock split will be based on a number of factors, including market conditions, existing and expected trading prices for the common stock, and the continued listing requirements of the NYSE American LLC (“NYSE American”). See below for a discussion of the factors that the Board considered in determining the reverse stock split ratios, some of which included, but was not limited to, the following: the historical trading price and trading volume of the common stock; the expected impact of the reverse stock split on the trading market for the common stock in the short-term and long-term, and general market, economic conditions, and other related conditions prevailing in our industry.

Purpose and Background of the Reverse Stock Split

In determining whether to implement the reverse stock split and which reverse stock split ratio to implement, if any, following receipt of stockholder approval of this Proposal No. 3, the Board of Directors may consider, among other things, various factors, such as:

●	the historic trading price and trading volume of our common stock;
●	the then-prevailing trading price and trading volume of our common stock and the expected impact of the reverse stock split on the trading market for our common stock in the short- and long-term;
●	the ability of the Company to maintain its current listing on the NYSE American given that the NYSE American Company Guide provides that the exchange may delist a security if it trades at a “low price” for a substantial period of time and as a matter of policy, the NYSE American has historically considered a price below $0.20 to be a “low price”;

●	which reverse stock split ratio would result in the least administrative cost to the Company; and
●	prevailing general market and economic conditions.

Additional reasons for the reverse stock split would be to generate investor interest in our common stock. An investment in our common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board of Directors believes that most investment funds are reluctant to invest in lower priced stocks. Accordingly, the Board of Directors believes that a higher stock price may generate investor interest in our common stock, which in turn would enhance the liquidity of the holders of common stock.

There can be no assurance that a reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following a reverse stock split, that as a result of a reverse stock split we will be able to maintain listing on the NYSE American or that the market price of our common stock will not decrease in the future.

Principal Effects of a Reverse Stock Split

If implemented, a reverse stock split will be effected simultaneously for all outstanding shares of Company common stock. A reverse stock split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that a reverse stock split results in any stockholders owning a fractional share. Holders of fractional shares will be entitled to receive, in lieu of any fractional share, the number of shares rounded up to the next whole number. Common stock issued pursuant to a reverse stock split will remain fully paid and nonassessable. A reverse stock split will not affect the Company’s continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As of the split effective time, the Company will adjust and proportionately decrease the number of shares of common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire shares of common stock. In addition, as of the split effective time, the Company will adjust and proportionately decrease the total number of shares of common stock that may be the subject of the future grants under stock option plans.

As an example, the following table illustrates the effects of a 1-for-15 and a 1-for-5 reverse stock split (without giving effect to the treatment of fractional shares) as of June 29, 2022:

	Prior to Reverse Stock Split	After 1-for-15 Reverse Stock Split	After 1-for-5 Reverse Stock Split
Common stock outstanding	[227,186,867]	15,145,791	45,437,373
Common stock issuable pursuant to outstanding equity awards	[9,010,312]	600,687	1,802,062
Common stock reserved for issuance under 2019 Stock and Incentive Plan	[2,984,023]	198,935	596,805
Common stock issuable pursuant to outstanding warrants	[15,977,050]	1,065,137	3,195,410

Authorized Shares of Common Stock

A reverse stock split will not change the number of authorized shares or the par value of the Company’s common stock under our certificate of incorporation. Because the number of issued and outstanding shares of common stock will decrease, the number of shares of common stock remaining available for issuance will increase. Currently, under our certificate of incorporation, our authorized capital stock consists of 310,000,000 shares, of which 10,000,000 shares, par value of $0.0001 per share, are designated as preferred stock and 300,000,000 shares, par value of $0.0001 per share, are designated as common stock.

Subject to limitations imposed by the NYSE American, the additional shares available for issuance may be issued without stockholder approval at any time, in the sole discretion of our Board of Directors. The authorized and unissued shares may be issued for cash, for strategic transactions, for acquisitions or for any other purpose that is deemed in the best interests of the Company.

Registered “Book-Entry” Holders of Common Stock

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-reverse stock split common stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the split effective time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “old certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock (the “new certificates”). No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its old certificates. Stockholders will then receive a new certificate(s) representing the number of whole shares of common stock that they are entitled to as a result of a reverse stock split, subject to the treatment of fractional shares. Until surrendered, we will deem outstanding old certificates held by stockholders to represent the number of whole shares of post-reverse stock split common stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any old certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates. If an old certificate has a restrictive legend on the back of the old certificate, the new certificate will be issued with the same restrictive legends that are on the back of the old certificate.

The Company expects that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. No service charges will be payable by holders of shares of common stock in connection with the exchange of certificates. All of such expenses will be borne by the Company.

Beneficial Holders of Common Stock

Upon the implementation of a reverse stock split, we will treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect a reverse stock split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing a reverse stock split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND

SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL REQUESTED TO DO SO.

Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal or dissenter’s rights with respect to a reverse stock split, and we do not intend to voluntarily provide our stockholders with such rights.

Potential Anti-Takeover Effect

Even though a reverse stock split would result in an increased proportion of unissued authorized shares to be issued, which could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of our Company with another company), the reverse stock split Proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board and stockholders.

Fractional Shares

Holders of fractional shares will be entitled to receive, in lieu of any fractional share, the number of shares rounded up to the next whole number. The ownership of a fractional share interest following a reverse stock split will not give the holder any voting, dividend or other rights, except to receive the number of shares rounded up to the next whole number.

Effect of a Reverse Stock Split on Equity Incentive Plans, Options, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by the Board of Directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants and convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants and convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following a reverse stock split as was the case immediately preceding a reverse stock split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the Board, subject to our treatment of fractional shares.

Accounting Matters

A reverse stock split Amendment will not affect the par value of our common stock per share, which will remain $0.0001 par value per share. As a result, as of the split effective time, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet, in the aggregate, will not change due to a reverse stock split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences of a Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of a reverse stock split to holders of our common stock. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a “U.S. holder”, which means a beneficial owner of our common stock that is (i) a citizen or individual resident of the United States, (ii) an entity taxable as a corporation for U.S. tax purposes and organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to stockholders that (i) may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market, and dealers in securities or currencies, (ii) hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) do not hold our common stock as a “capital asset” (generally, property held for investment). In addition, this summary does not consider the effects of any federal, state, local, foreign, or other tax laws other than the U.S. federal income tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Entities or arrangements treated as a partnership for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences to them and their owners of a reverse stock split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings, and judicial authority, all as in effect as of the date of this information statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of a reverse stock split. We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of a reverse stock split to any U.S. holder may vary depending upon such holder’s particular facts and circumstances.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL,

STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF A

REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE

CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

A reverse stock split should be treated as a recapitalization for U.S. federal income tax purposes. Thus, a stockholder generally will not recognize gain or loss on an exchange of common shares for common shares in a reverse stock split, except for adjustments that may result from the treatment of fractional shares of common stock as described below. The aggregate tax basis of the shares received in the reverse stock split will equal the aggregate tax basis of the pre-reverse stock split shares exchanged therefore (increased by any income or gain recognized on receipt of a whole share in lieu of a fractional share). Except in the case of any portion of a share of common stock treated as a distribution or as to which a U.S. holder recognizes capital gain as a result of the treatment of fractional shares, discussed below, the U.S. holder’s holding period for the post-reverse stock split shares of common stock should include the holding period of pre-reverse stock split shares of common stock surrendered. U.S. holders of shares of common stock should consult their tax advisors regarding the applicable rules for allocating the tax basis and holding period of the surrendered pre-reverse stock split shares of common stock to the post-reverse stock split shares of common stock received in the reverse stock split. U.S. holders of shares of common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

No gain or loss will be recognized by the Company as a result of a reverse stock split.

The treatment of fractional shares of common stock being rounded up to the next whole share is uncertain. A U.S. holder that receives a whole share of common stock in the reverse stock split in lieu of a fractional share of common stock might recognize income, which may be characterized either as capital gain or as a dividend to the extent of the portion of our accumulated earnings and profits (if we have any) attributable to the rounded share. Any such taxable income would be in an amount not to exceed the excess of the fair market value of such whole share over the fair market value of the fractional share to which the U.S. holder was otherwise entitled. U.S. holders should consult their tax advisors regarding the U.S. federal income tax and other tax consequences of fractional shares being rounded to the next whole share (including the holding period of a post-reverse stock split share of common stock received in exchange for a fractional pre-reverse stock split share of common stock).

Required Vote

Provided there is a quorum for the Annual Meeting, approval of Proposal No. 3, the reverse stock split proposal requires the affirmative vote of the holders of the majority of the outstanding shares of common stock. Abstentions and broker non-votes (if any) will have the same effect as a vote against Proposal No. 3.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR ADOPTION OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

BOARD OF DIRECTORS AND COMMITTEES; CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the year ended December 31, 2021, there were three meetings of the Board along with a number of actions taken in writing. No incumbent director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board, and (b) the total number of meetings held by all committees of the Board during the period that such director served.

Committees of the Board

Our Board has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee, each of which has the composition and the responsibilities described below. The Audit Committee, Compensation Committee, and Nominating and Governance Committee operate under separate charters approved by our Board. The charters for each committee are available on our website at www.ampiopharma.com. Our Board of Directors may from time to time establish other committees.

Audit Committee.  Our Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, oversees our corporate accounting and financial reporting process. This committee also assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

●	selecting and engaging our independent auditors;
●	appointing, compensating and overseeing the work of our independent auditors;
●	approving engagements of the independent auditors to render any audit or permissible non-audit services;
●	reviewing the qualifications and independence of the independent auditors;
●	monitoring the rotation of partners of the independent auditors on our engagement team, as required by law;
●	recommending inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K and providing the Report of the Audit Committee to be included in the Company’s annual proxy statement;
●	reviewing our financial statements and reviewing our critical accounting policies and estimates;
●	reviewing the adequacy and effectiveness of our internal controls over financial reporting;
●	reviewing and discussing with management, the independent auditors and any internal auditors the results of our annual audit, reviews of our quarterly financial statements and our publicly filed reports; and
●	reviewing related party transactions.

The current members of our Audit Committee are Mr. Buchi (chair), Dr. Stevens and Ms. Jobes. Our Board has determined that each member of the Audit Committee meets the financial literacy requirements of the national securities exchanges and the SEC, and Mr. Buchi qualifies as our Audit Committee financial expert as defined under SEC rules and regulations. Our Board has concluded that the composition of our Audit Committee meets the requirements for independence under the current requirements of the NYSE American and SEC rules and regulations. In 2021, there were four meetings of the Audit Committee.

Compensation Committee. Our Compensation Committee oversees our corporate compensation policies, plans and programs. The Compensation Committee is responsible for, among other things:

●	reviewing and approving policies, plans and programs relating to compensation and benefits of our directors, officers and employees;
●	reviewing and approving compensation, corporate goals, and objectives relevant to compensation for our CEO and for executive officers other than our CEO;
●	evaluating the performance of our executive officers considering established goals and objectives;
●	reviewing the executive compensation disclosure that is prepared by the Company for inclusion in the Company’s annual proxy statement;
●	assessing how the Company’s compensation programs encourage the taking of enterprise or other risks that may bear on the Company’s overall financial or operational performance; and
●	administering our equity compensations plans for our employees and directors.

The members of our Compensation Committee are Dr. Stevens (chair) and Ms. Jobes. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the independence requirements of the NYSE American. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the function of our Compensation Committee complies with, the applicable requirements of the NYSE American and SEC rules and regulations.

Our Compensation Committee meets at least once per year and on a regular basis as it deems appropriate. In 2021, there were three meetings of the Compensation Committee from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. Our Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. In general, the Compensation Committee has set executive compensation to be in line with peer companies identified by the Compensation Committee and to incentivize the Company’s executive officers to achieve the Company’s corporate goals. In May 2021, the Compensation Committee engaged a third-party consultant to review the Company’s compensation structure as well as benchmark it against the Company’s peer group. The Compensation Committee considered the recommendations of the consultant in its review of the compensation reflected in the October 2021 amended and restated employment agreements with Messrs. Macaluso and Stokely and Ms. Cherevka and the November 2021 employment agreement with Mr. Martino.

In fulfilling its responsibilities, the Compensation Committee is permitted under its charter to delegate any or all of its responsibilities to a subcommittee comprised of members of the Compensation Committee or the Board, except that the Compensation Committee may not delegate its responsibilities for any matters that involve compensation of any officer or any matters where it has determined such compensation is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of independent or nonemployee directors.

Nominating and Governance Committee. Our Nominating and Governance Committee oversees and assists our Board in reviewing and recommending corporate governance policies and nominees for election to our Board. The Nominating and Governance Committee is responsible for, among other things:

●	evaluating and making recommendations regarding the organization and governance of the Board and its committees;
●	assessing the performance of members of the Board and making recommendations regarding committee and chair assignments;
●	recommending desired qualifications for Board membership and conducting searches for potential members of the Board;
●	developing and periodically reviewing with our Board a succession plan for our CEO; and
●	reviewing and making recommendations for our corporate governance guidelines.

The members of our Nominating and Governance Committee are currently Ms. Jobes (chair) and Dr. Stevens. Our Board has determined that each member of our Nominating and Governance Committee satisfies the independence requirements of the NYSE American. In 2021, our Nominating and Governance Committee did not meet but took action by written consent.

Annual Meeting Attendance and Executive Sessions

Our policy is that our directors attend the annual meeting of stockholders. Our policy is also that our non-employee directors are required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings are expected to take place in conjunction with regularly scheduled meetings of the Board throughout the year. Our 2021 Annual Meeting of Stockholders was held virtually on August 14, 2021 and was attended by all five of the directors then serving on our Board.

Director Nominations and Stockholder Communications

Our Nominating and Governance Committee’s policy is to evaluate any recommendation for director nominee proposed by a stockholder. Our Bylaws permit stockholders to nominate directors for consideration at the annual meeting, subject to certain conditions. Any recommendation for director nominee must be submitted in writing to:

Ampio Pharmaceuticals, Inc.

Attention: Corporate Secretary

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

The Nominating and Governance Committee generally identifies potential candidates for director by seeking referrals from our management and members of our Board and their various business contacts. There are currently no specific, minimum, or absolute criteria for Board membership. Candidates are evaluated based upon key factors which include independence, knowledge, judgment, integrity, character, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. There are no differences in the manner in which the Committee will evaluate nominees for director based on whether the nominee is recommended by a stockholder.

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

●	junk mail and mass mailings;
●	resumes and other forms of job inquiries;
●	surveys; and
●	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is excluded will be made available to any director upon request.

Director Independence

Our common stock is listed on the NYSE American. The listing rules of the NYSE American require that a majority of the members of the Board be independent. The rules of the NYSE American require that, subject to specified exceptions, each member of our Audit, Compensation, and Nominating and Governance Committees be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of the NYSE American, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries.

In May 2022, our Board undertook a review of its composition, the composition of its committees and the independence of each director then serving. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of David R. Stevens, Ph.D., J. Kevin Buchi or Elizabeth Varki Jobes, representing three of our four directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined by the NYSE American. Michael A. Martino is not independent because he is employed by, and serves as an executive officer of, Ampio.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers, and directors, all of which have read, acknowledged, and agreed to comply with such code. The code is available on our web site, www.ampiopharma.com, under the “Investors” tab. We intend to disclose future amendments to, or waivers from, certain provisions of our Code of Business Conduct and Ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Insider Trading Policy

We have adopted an Insider Trading Policy that is applicable to all of our officers and directors and all of our employees, consultants, and contractors (including members of scientific advisory committees), who receive or have access to material nonpublic information about the Company. The Insider Trading Policy prohibits the misuse of material nonpublic information in trading of the Company’s securities.  The Insider Trading Policy also prohibits short sales, transactions in derivative securities on the Company’s securities, pledges of the Company’s securities as collateral for loans, and hedging or monetization transactions or similar arrangements with respect to the Company’s securities. The Insider Trading Policy is available on our web site, www.ampiopharma.com, under the “Investors” tab.

Leadership Structure of the Board

Our Board believes it is important to maintain flexibility as to the Board’s leadership structure. After reviewing our Board leadership structure, the Board determined to separate the role of Chief Executive Officer and Board Chair.  Accordingly, J. Kevin Buchi, who previously served as the lead independent director, was elected as Chair of the Board on May 28, 2022. Michael A. Martino continued as the Company’s Chief Executive Officer.

We believe the separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs and is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of us and our stockholders.

As Chair, Mr. Buchi has the authority, among other things, to call and preside over Board meetings, to set meeting agendas and to preside over the executive sessions of the Board, during which our independent directors meet without management. In addition, he serves as the principal liaison between management and the independent directors of the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board.

Periodically, our Board assesses these roles and the Board leadership structure to ensure the interests of the Company and its stockholders are best served.

Risk Oversight

The Board oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board oversees risks that may affect our business, including operational matters and other matters that have been adversely impacted by the COVID-19 pandemic. The Board also reviews and approves the renewal of the Company’s annual insurance policies. In addition, as part of its oversight of our Company’s executive compensation program, the Board considers the impact of such program, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. Our Board, based on the Compensation Committee’s review of all of our compensation policies and procedures, considers the incentives that they create and factors that may reduce the likelihood of excessive risk taking and determines whether they present a significant risk to our Company. The Board has determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

The Audit Committee is responsible for oversight of our accounting and financial reporting processes and discusses with management our financial statements, internal controls and other accounting and auditing matters. The Compensation Committee oversees certain risks related to compensation programs and the Nominating and Governance Committee oversees certain corporate governance risks.

As part of their roles in overseeing risk management, the standing committees of the Board periodically report to the Board regarding briefings provided by management and advisors as well as the committees’ own analysis and conclusions regarding certain risks faced by us. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Compensation Committee established the following annual fees for payment to non-employee members of our Board and committees, for the fiscal year ended December 31, 2021:

Name	Cash Compensation	Common Stock
Board Annual Retainer:
Chairman/lead independent director	$71,000
Each non-employee director	$38,500
Audit Committee Annual Retainer
Chairman	$20,000
Each non-employee director	$10,000
Compensation Committee Annual Retainer
Chairman	$12,000
Each non-employee director	$6,000
Nominating and Governance Committee Annual Retainer
Chairman	$10,000
Each non-employee director	$5,000
Annual Stock Award:		$20,000

The non-employee director compensation for fiscal 2021 also included a stock option grant to each non-employee director to purchase 75,000 shares of our common stock. The options have an exercise price equal to the fair value on the grant date and vest monthly over twelve months.

In addition to our standing committees, the Board may also form ad hoc committees from time to time. In 2021, our Board members also received annual retainer fees for ad hoc committee participation.

Director Compensation

The table below summarizes the compensation paid by us to non-employee directors for the year ended December 31, 2021. Mr. Martino was considered a non-employee director from October 13, 2021 when he was elected as a director to November 21, 2021 when he was appointed as our Chief Executive Officer and received compensation as a non-employee director during that period, which is reflected below. Mr. Macaluso did not receive additional compensation for his services as a member of our Board. Information regarding Ms. Jobes is not disclosed below as she joined the Company as a director in February 2022.

	Fees Earned or	Option	Stock Awards	All Other
Name	Paid in Cash	Awards (1)	(2)	Compensation		Total
David Bar-Or, M.D. (2)	$38,500	$162,881	$20,000	$—		$221,381
Philip H. Coelho (2)	$109,667	$197,381	$20,000	$30,000	(4)	$357,048
Richard B. Giles (2)	$75,500	$197,381	$20,000	$—		$292,881
David R. Stevens, Ph.D. (2)	$71,540	$197,381	$20,000	$—		$288,921
Michael A. Martino (3)	$13,021	$208,477	$—	$—		$221,498
J. Kevin Buchi (3)	$11,521	$242,977	$—	$—		$254,498

(1)	The amounts reported under “Option Awards” in the above table reflect the grant date fair value of these awards as determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. The value of stock option awards was estimated using the Black-Scholes option pricing model. The valuation assumptions used in the valuation of options granted may be found in Note 11 to our financial statements included in the annual report on Form 10-K for the year ended December 31, 2021. On December 30, 2021, the date of the annual option grants, Messrs. Coelho, Giles, Buchi and Dr. Stevens were each granted options to purchase 75,000 shares of common stock. These options have an exercise price of $0.56 per share, vest over 12 months and have a term of 10 years from the grant date. The value of each stock option award totaled approximately $35,000. Additional stock options were granted to Messrs. Coelho, Giles, Buchi and Drs. Bar-Or and Stevens, as further described in the table notes below.

(2)	On January 4, 2021, Messrs. Coelho, Giles, and Drs. Bar-Or and Stevens were each awarded 13,513 shares of common stock, at a price of $1.48 which was the closing price of our common stock on the date of grant per share, equivalent to $20,000. The annual stock award program was cancelled on January 1, 2022. On October 13, 2021, Messrs. Coelho, Giles and Drs. Bar-Or and Stevens were each granted an option to purchase 120,000 shares of common stock. These options have an exercise price of $1.67, vest monthly over six months and have a term of 10 years from the grant date. The value of the stock option award was estimated using the Black-Scholes option pricing model and totaled $162,881. The aggregate number of shares issuable upon exercise of option.

(3)	On October 13, 2021, and in connection with his appointment to the Board, each of Mr. Martino and Mr. Buchi was granted options to purchase 150,000 shares of common stock. These options have an exercise price of $1.67, vest monthly over 36 months and have a term of 10 years from the grant date. The value of the stock option award was estimated using the Black-Scholes option pricing model and totaled $208,477.

(4)	Mr. Coelho was awarded a $30,000 one-time payment for his effort with expanding the size of the Board.

Our non-employee directors are reimbursed by us for any out-of-pocket expenses incurred, reviewed and approved in connection with business activities conducted on our behalf.

For a summary of the stock awards and option awards held by Mr. Martino at December 31, 2021, please see “Executive Compensation – Outstanding Equity Awards at Fiscal Year End.” As of December 31, 2021, the non-employee directors then serving held the following number of stock options: Dr. Bar-Or, 722,000 shares; Mr. Coelho, 833,221 shares; Mr. Giles, 935,000 shares; Dr. Stevens, 573,750 shares; and Mr. Buchi 225,000 shares. Effective with their resignations in May 2022, the unvested portion of any stock option held by Messrs. Coelho and Giles, and Dr. Bar-Or were terminated. Additionally, effective with his termination of employment in May 2022, any stock option held by Mr. Macaluso was terminated.

EXECUTIVE OFFICERS

Set forth below is biographical and other information for our current executive officers. Biographical and other information for Michael A. Martino, our Chief Executive Officer, is set forth above under Proposal No. 1, Election of Directors – Information Regarding Director Nominees.

Name	Age	Position
Daniel G. Stokely	59	CFO and Secretary

Daniel G. Stokely has served as our CFO and Secretary since July 2019 and has more than 30 years of experience in finance and accounting. He began his career at Deloitte & Touche and since that time, he has spent the majority of his career in positions of financial leadership within both publicly traded and privately held pharmaceutical companies. Most recently, since 2012, he served as Executive Vice President and CFO of Sentynl Therapeutics Inc., a privately held specialty pharmaceutical company focused on licensing, acquisition, marketing, and distribution of development stage and commercially marketed prescription pain products, which was sold to Cadila Healthcare Ltd. in January 2017. From 2004 to 2012, Mr. Stokely served as Vice President of Finance and Chief Accounting Officer (“CAO”) of Victory Pharma, a privately-held specialty pharmaceutical company focused on licensing, internal product development, marketing, and distribution of pain specialty products, which was sold to Shionogi, Inc., a Japanese pharmaceutical company, in 2011. From 2001 to 2004, Mr. Stokely served as the Corporate Controller and CAO for Wireless Facilities, Inc. (currently Kratos Defense & Security Solutions, Inc.), a publicly traded, global provider of communications and security services for the wireless communications industry. From 1994 to 2001, Mr. Stokely served as Corporate Controller of Dura Pharmaceuticals, a publicly traded pharmaceutical company that was sold to Elan Pharmaceuticals in late 2000. He has a B.S. degree in accounting from San Diego State University and is a Certified Public Accountant licensed in California.

EXECUTIVE COMPENSATION

Named Executive Officers

For our fiscal year ended December 31, 2021, our named executive officers were: (i) Michael A. Martino, who has served as our Chief Executive Officer since November 22, 2021, (ii) Michael Macaluso who served as our Chief Executive Officer in 2020 and in 2021 until November 22, 2021 when he began a medical leave of absence and served in the capacity of advisor to the Chief Executive Officer for the balance of 2021, (iii) Daniel G. Stokely, our Chief Financial Officer in 2020 and 2021, and (iv) Holli Cherevka who served as Chief Operating Officer in 2020 and in 2021 until October 13, 2021 and then served as President and Chief Operating Officer for the balance of 2021. We had no other executive officers serving during the year ended December 31, 2021. The employment of each of Mr. Macaluso and Ms. Cherevka was terminated effective May 31, 2022.

The following table shows, for the fiscal years ended December 31, 2021 and December 31, 2020, compensation awarded to, paid to, or earned by our named executive officers, for services in all capacities during the years indicated. Please see “Executive Compensation – Employment Agreements” for explanations of our compensation arrangements with the named executive officer.

Summary Compensation Table

					Option	All Other
				Stock	Awards	Compensation
Name and Principal Position	Year	Salary	Bonus (1)	Awards (2)	(2)	(3)	Total
Michael A. Martino
CEO	2021	60,417	—	—	700,301	—	760,718
	2020	—	—	—	—	—	—

Michael Macaluso
Former CEO	2021	356,818	—	1,558,000	—	—	1,914,818
	2020	300,000	157,040	—	311,097	—	768,137

Daniel G. Stokely
CFO	2021	296,364	5,000	549,400	—	—	850,764
	2020	285,000	56,665	—	44,670	77,830	464,165

Holli Cherevka
Former President/COO	2021	301,591	5,000	820,000	—	—	1,126,591
	2020	280,000	7,040	—	98,751	1,000	386,791

(1)	Represents discretionary bonus to the named executive officer in the year indicated.

(2)	The amounts reported under “Stock Awards” and “Option Awards” in the above table reflect the grant date fair value of these awards as determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation, rather than amounts paid to or realized by the named individual. The value of stock awards was computed based on the stock price on the grant date. The value of the option awards was estimated using the Black-Scholes option pricing model. The valuation assumptions used in the valuation of options granted may be found in Note 11 to our financial statements included in the annual report on Form 10-K for the year ended December 31, 2021. For Ms. Cherevka, includes approximately $84,000 in incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718, with respect to that repriced stock option awards in December 2020.

(3)	Includes premiums for group term life insurance coverage in the amount of $20,000 for all employees, including the named executive officers. For Mr. Stokely, includes reimbursement for certain commuting and housing expenses as described below.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of equity awards outstanding for each of the named executive officers as of December 31, 2021:

	Option Awards						Stock Awards
				Equity
				Incentive
	Number of	Number of		Plan Awards:
	Securities	Securities		Number of
	Underlying	Underlying		Securities
	Unexercised	Unexercised		Underlying			Number of	Market value
	Options	Options		Unexercised	Option	Option	shares or	of shares or
	Exercisable	Unexercisable		Unearned	Exercise	Expiration	units of stock	units of stock
Name	(#)	(#)		Options (#)	Price ($)	Date	that have not	that have not
(a)	(b)	(c)		(d)	(e)	(f)	vested (#)	vested ($) (2)
Michael A. Martino	500,000	250,000	(1)	—	1.14	11/22/2031	—	—
Michael Macaluso	50,000	—		—	1.78	12/17/2030	800,000	$456,000
Michael Macaluso	255,000	—		—	0.65	7/10/2030	—	—
Michael Macaluso	200,000	—		—	0.68	1/10/2030	—	—
Michael Macaluso	400,000	—		—	0.81	3/9/2027	—	—
Michael Macaluso	180,000	—		—	3.46	12/20/2024	—	—
Michael Macaluso	250,000	—		—	2.76	5/7/2022	—	—
Daniel G. Stokely	20,000	—		—	1.78	12/17/2030	268,000	$152,760
Daniel G. Stokely	19,500	—		—	0.59	1/2/2030	—	—
Daniel G. Stokely	260,500	—		—	0.43	8/20/2029	—	—
Holli Cherevka	55,000	—		—	1.78	12/17/2030	400,000	$228,000
Holli Cherevka	10,000	—		—	1.78	12/17/2030	—	—
Holli Cherevka	152,766	—		—	0.51	9/16/2029	—	—
Holli Cherevka	200,000	—		—	0.55	9/19/2027	—	—
Holli Cherevka	170,000	—		—	0.75	7/15/2026	—	—
Holli Cherevka	30,000	—		—	0.75	10/6/2024	—	—
Holli Cherevka	9,402	—		—	0.75	11/8/2023	—	—
Holli Cherevka	45,000	—		—	0.75	4/2/2023	—	—
Holli Cherevka	35,000	—		—	0.75	1/14/2023	—	—

(1)	Mr. Martino’s unexercisable options become fully vested in November 2022. The option awards remain exercisable until their expiration on the ten-year anniversary of the date of grant subject to earlier forfeiture following termination of employment.
(2)	Value based on a share price of $0.57, which was the closing sales price for a share of our common stock on the NYSE American on December 31, 2021.

Employment Agreements

We entered into a one-year employment agreement with Mr. Michael A. Martino, to serve as our Interim Chief Executive Officer, effective November 22, 2021.  This agreement provided for an annual salary of $550,000, and an annual discretionary bonus of up to 50% of Mr. Martino’s base salary, with the exact amount to be determined by the Compensation Committee of the Board based on achievement of individual and Company performance objectives established by the Compensation Committee. In connection with the employment agreement, Mr. Martino was awarded 750,000 options to purchase shares of the Company’s common stock, with 500,000 of such options vesting immediately and the remaining 250,000 options vesting on the one-year anniversary of the effective date of the employment agreement. In addition, the Company has agreed to grant Mr. Martino an additional 250,000 options to purchase shares of the Company’s common stock on January 1, 2022, with all of such options vesting on the one-year anniversary of the effective date of the employment agreement.

On October 11, 2021, the Company entered into a new three-year employment agreement (the “Macaluso Employment Agreement”), with Michael Macaluso, the Company’s Chief Executive Officer and principal executive officer. The Macaluso

Agreement superseded and replaced the Company’s prior employment agreement with Mr. Macaluso entered into on December 14, 2019. The Macaluso Employment Agreement provided for an annual base salary of $550,000 and an annual discretionary bonus of up to 50% of Mr. Macaluso’s base salary, with the exact amount to be determined by the Compensation Committee of the Board based on achievement of individual and Company performance objectives established by the Compensation Committee. In connection with the Macaluso Employment Agreement, Mr. Macaluso was awarded 950,000 shares of restricted stock, with 150,000 shares vesting effective on the date of the Macaluso Employment Agreement, 200,000 shares vesting on January 1, 2022 and 200,000 additional shares vesting annually each year thereafter, such that all shares of restricted stock will be fully vested on January 1, 2025.

If Mr. Macaluso’s employment is terminated by the Company without Cause (as defined in the Macaluso Employment Agreement) or by Mr. Macaluso for Good Reason (as defined in Macaluso Employment Agreement), he would be entitled to a lump sum severance payment equal to six months of his base salary in effect at the date of termination, less applicable withholding. In addition, the vesting and exercisability of all then outstanding options and restricted stock awards held by Mr. Macaluso will accelerate in full. Upon the occurrence of a Change in Control (as defined in the Macaluso Employment Agreement), all then outstanding stock options, restricted stock and other stock-based grants held by Mr. Macaluso would immediately and irrevocably vest and become exercisable and any restrictions thereon shall lapse.

Mr. Macaluso requested, and received Board approval, for a one-year medical leave of absence from his role as Chairman and CEO, during which time Mr. Macaluso would provide advisory services to the current CEO and would continue to receive his base salary and other benefits subject to offsets related to disability insurance coverage, effective November 2021. As noted previously, Mr. Macaluso’s employment with the Company terminated effective May 31, 2022.  He also resigned from the Board of Directors as of May 31, 2022. Due to Mr. Macaluso’s termination of employment, any outstanding stock options, restricted stock or other equity compensation ceased to vest and whether or not vested as of the termination date, became no longer exercisable and was cancelled.

On October 11, 2021, the Company entered into a new three-year employment agreement (the “Stokely Employment Agreement”) with Daniel G. Stokely, the Company’s Chief Financial Officer and principal financial officer. The Stokely Employment Agreement superseded and replaced the Company’s prior employment agreement with Mr. Stokely entered into on July 9, 2019. The Stokely Employment Agreement provides for an annual base salary of $335,000 and an annual discretionary bonus of up to fifty percent (50%) of Mr. Stokely’s base salary, with the exact amount to be determined by the Compensation Committee of the Board based on achievement of individual and Company performance objectives established by the Compensation Committee. In connection with the Stokely Employment Agreement, Mr. Stokely was awarded 335,000 shares of restricted stock, with 67,000 shares vesting upon the effective date of the Stokely Employment Agreement, 67,000 shares vesting on January 1, 2022 and 67,000 additional shares vesting annually each year thereafter, such that all shares of restricted stock will be fully vested on January 1, 2025. In addition, the Company agreed to reimburse Mr. Stokely for certain commuting and housing expenses up to a maximum of $6,000 per month for up to twelve months and up to $43,000 for taxes related to the commuting and housing expenses. During the twelve-month period starting July 2019 and ending July 2020, a total of $66,000 was reimbursed for commuting and housing expenses and $42,000 was reimbursed related to taxes as a result of the commuting and relocation expense payments. Therefore, a total of $108,000 was reimbursed for commuting/relocation expense and taxes as of December 31, 2020, in respect of the twelve-month period starting July 2019 and ending July 2020. Of the $66,000 that was reimbursed for commuting and housing expense, $43,000 related to corporate housing, $20,000 related to traveling expense and $3,000 related to other expenses. Of the $108,000 that was reimbursed, $77,830 was reimbursed in 2021 and $30,505 was reimbursed in 2019. These reimbursed expenses are included in “all other compensation” in the Summary Compensation Table.

If Mr. Stokely’s employment is terminated by the Company without Cause (as defined in the Stokely Employment Agreement) or by Mr. Stokely for Good Reason (as defined in the Stokely Employment Agreement), he would be entitled to a lump sum severance payment equal to six months of his base salary in effect at the date of termination, less applicable withholding. In addition, the vesting and exercisability of all then outstanding options held by Mr. Stokely would accelerate in full. Upon the occurrence of a Change in Control (as defined in the Stokely Employment Agreement), all then outstanding stock options, restricted stock and other stock-based grants held by Mr. Stokely would immediately and irrevocably vest and become exercisable and any restrictions thereon shall lapse.

On October 11, 2021, the Company and Ms. Cherevka entered into the Cherevka Employment Agreement. The Cherevka Employment Agreement supersedes and replaces the Company’s prior employment agreement with Ms. Cherevka entered into on September 16, 2019. The Cherevka Employment Agreement provides that Ms. Cherevka will serve as the Company’s President and COO for an annual base salary of $375,000 and an annual discretionary bonus of up to 50% of Ms. Cherevka’s base salary, with the exact amount to be determined by the Compensation Committee of the Board based on achievement of individual and Company performance objectives established by the Compensation Committee. In connection with the Cherevka Employment Agreement, Ms. Cherevka was awarded 500,000 shares of restricted stock, with 100,000 shares vesting upon the effective date of the Cherevka Employment Agreement, 100,000 shares vesting on January 1, 2022 and 100,000 additional shares vesting annually each year thereafter, such that all shares of restricted stock will be fully vested on January 1, 2025.

If Ms. Cherevka’s employment is terminated by the Company without Cause (as defined in the Cherevka Employment Agreement) or by Ms. Cherevka for Good Reason (as defined in the Cherevka Employment Agreement), she would be entitled to a lump sum severance payment equal to six months of her base salary in effect at the date of termination, less applicable withholding. In addition, the vesting and exercisability of all then outstanding options held by Ms. Cherevka would accelerate in full. Upon the occurrence of a Change in Control (as defined in the Cherevka Employment Agreement), all then outstanding stock options, restricted stock and other stock-based grants held by Ms. Cherevka would immediately and irrevocably vest and become exercisable and any restrictions thereon shall lapse. As noted previously, Ms. Cherevka’s employment with the Company terminated effective May 31, 2022. Due to Ms. Cherevka’s termination of employment, any outstanding stock options, restricted stock or other equity compensation ceased to vest and whether or not vested as of the termination date, became no longer exercisable and was cancelled.

Each officer is eligible to receive a discretionary annual bonus each year that will be determined by the Compensation Committee of the Board based on individual achievement and Company performance objectives established by the Compensation Committee. Included in those objectives, as applicable for the responsible officer, are (i) obtaining successful clinical trial results, and (ii) preparation and compliance with a fiscal budget. The targeted amount of the annual bonus for Messrs. Martino, Macaluso, and Stokely, and Ms. Cherevka is 50% of the applicable base salary, although the actual bonus may be higher or lower.

Potential Payments Upon Termination or Change in Control

Under the employment agreements with each of our named executive officers, if the employment of the executive is terminated by the Company without Cause or by the executive for Good Reason, would be entitled to a lump sum severance payment equal to six months of his or her base salary in effect at the date of termination, less applicable withholding and certain offsetting payments. In addition, the vesting and exercisability of all then outstanding equity awards (excluding the performance-based awards) held by the executive will accelerate in full. Any performance-based award held by such executive shall become vested and exercisable only if the applicable performance-based criteria are satisfied at the end of the applicable period relating to such award, at which time such performance-based award would become vested and exercisable on a pro-rated basis by multiplying such award by a fraction, the numerator of which is the number of full months such executive was employed by the Company during the applicable performance period, and the denominator of which is the total number of months in such performance period. Any performance-based award for which the performance criteria are not satisfied within the applicable performance period would terminate at the end of such period. All severance payments, less applicable taxes and withholdings, are subject to the executive’s execution and delivery of a general release in a form acceptable to us, and is further conditioned upon complying with the confidentiality, non-solicitation, non-competition, intellectual property and post-termination cooperation obligations under his or her employment agreement. If the employment is terminated by the Company for Cause or by the executive without Good Reason, no severance shall be payable by us. Additionally, in the event the executive is terminated by the Company for Cause, any outstanding stock options, restricted stock or other equity compensation shall cease to vest and whether or not vested as of the termination date, shall no longer be exercisable and shall be cancelled immediately.

“Good Reason” means, without the executive’s written consent:

●	With respect to all executives:
o	a material reduction of his or her compensation (except where there is a general reduction also applicable to the other members of the senior executive team); or
o	a material reduction in his or her overall responsibilities or authority or scope of duties (it being understood that the occurrence of a change in control shall not, by itself, necessarily constitute a reduction in his or her responsibilities or authority).

●	With respect to Messrs. Macaluso and Stokely and Ms. Cherevka:
o	A material change in the principal geographic location at which the executive must perform his or her services (it being understood that the relocation of Employee to a facility or allocation within forty (40) miles of the State Capitol Building in Denver, Colorado shall not be deemed material).

“Cause” means, with respect to Mr. Martino, in the sole discretion of a majority of the Board:

●	the executive’s failure or refusal to substantially perform his or her duties;
●	personal or professional dishonesty that could reasonably be expected to have a materially adverse impact on the financial interests or business reputation of the Company;

●	incompetence, willful misconduct, breach of fiduciary duty (including duties involving personal profit);
●	breach of the Company’s Code of Business Conduct and Ethics and personnel policies or compliance policies;
●	material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company;
●	willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company;
●	willful violation of any law, rule, or regulation, or final cease-and-desist order (other than routine traffic violations or similar offenses);
●	the unauthorized use or disclosure of any trade secret, proprietary, or confidential information of the Company (or any other party as to which the executive owes an obligation of nondisclosure as a result of his or her relationship with the Company);
●	failure to follow the reasonable and lawful directives of the Board pertaining to his or her duties with the Company;

“Cause” means, with respect to Messrs. Macaluso and Stokely and Ms. Cherevka, in the sole discretion of a majority of the Board:

●	willful malfeasance or willful misconduct by the executive in connection with his or her employment;
●	the executive’s gross negligence in performing any of her duties under the employment agreement;
●	the executive’s commission, conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation but including a felony that results in significant bodily injury or an infraction which is a misdemeanor, but in all events including crimes that involve fraud, theft, or moral turpitude:
●	the executive’s willful and deliberate violation of a Company policy;
●	the executive’s unintended but material breach of any written policy applicable to all employees adopted by the Company which, to the extent curable, is not cured to the reasonable satisfaction of the Board within thirty (30) business days after notice thereof;
●	the executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party as to which the executive owes an obligation of nondisclosure as a result of the executive’s relationship with the Company;
●	the executive’s willful and deliberate breach of his or her obligations under the employment agreement; or
●	any other material breach by the executive of any of his other obligations in the employment agreement which, to the extent curable, is not cured to the reasonable satisfaction of the Board within thirty (3) business days after notice thereof.

Our employment agreements with the executives do not provide for the payment of a “gross-up” payment under Section 280G of the Code. Instead, if any of the payments or benefits provided or to be provided by the Company or its affiliates to an executive or for executive’s benefit pursuant to the terms of the employment agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code, then these payments will be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the these payments is subject to excise tax.

The employment of Mr. Macaluso and Ms. Cherevka was terminated May 31, 2022. Accordingly, the following table provides a summary of potential payments upon termination or change in control for each of Mr. Martino and Mr. Stokely, our remaining named executive officers as of December 31, 2021 (rounded to the nearest thousand):

	Cause; Without Good	Without Cause; Good
Recipient and Benefit	Reason;	Reason	Death; Disability	Change in Control
Michael A. Martino
Salary	$—	$275,000	$—	$—
COBRA Continuation	—	37,000	—	—
Stock Options (1)	—	—	—	—
Total	$—	$312,000	$—	$—

Daniel G. Stokely
Salary	$—	$167,500	$—	$—
COBRA Continuation	—	52,000	—	—
Stock Options (1)	—	36,000	—	—
Total	$—	$255,500	$—	$—

(1)	Amounts represent the intrinsic value (that is, the value based upon the Company’s stock price on December 31, 2021 of $0.57 per share), minus the exercise price of the equity awards that would have become exercisable as of December 31, 2021.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by the NYSE American and the SEC.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Submitted by the Audit Committee of the Board of Directors

J. Kevin Buchi Elizabeth Varki Jobes David R. Stevens, Ph.D.

The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

We have not been a party to any transactions since the beginning of 2021, or any currently proposed transaction, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, executive officer, or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest except as follows:

On February 4, 2022, we entered into a Research Services Agreement (the “Research Services Agreement”) with Trauma Research LLC (“Trauma Research”). Trauma Research is an entity controlled by Dr. David Bar-Or, a director of the Company during 2021 and until May 28, 2022. Pursuant to the Research Services Agreement, the Company and Trauma Research may enter into one or more research project assignments (each an “Assignment”) whereby the Company will pay the fees set forth in each Assignment and Trauma Research will perform the specified research services. Dr. Bar-Or will serve as the principal investigator (the “Principal Investigator”) to conduct and supervise the research services under each Assignments. This Research Services Agreement is perpetual until terminated by the parties. In furtherance of the Research Services Agreement, the Company and Trauma Research entered into an Assignment, dated February 4, 2022 (the “2022 Assignment”), whereby Trauma Research will conduct in vitro research in additional areas associated with Ampion’s mechanism of action. Under the terms of the 2022 Assignment, the Company will pay to Trauma Research an aggregate amount of $250,000, payable in equal monthly installments over the next 12 months, in addition to certain third-party pass-through costs which are currently estimated to be $150,000 in aggregate and which will be reimbursed to Trauma Research at cost. The 2022 Assignment has an expected termination date of January 23, 2023.

On February 4, 2022, we entered into a Personal Services Agreement with Dr. Bar-Or. Pursuant to the Personal Services Agreement, the Company will pay Dr. Bar-Or an annual amount of $250,000 for his services as Principal Investigator, payable in equal quarterly installments. This is in lieu of any board fees. Dr. Bar-Or would have been entitled to as a director of the Company, excluding any options or shares awarded to board members. The Personal Services Agreement will terminate upon the termination of the Research Services Agreement.

Additionally, we have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Certificate of Incorporation and Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of June 22, 2022 by:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
●	each of our named executive officers;
●	each of our directors and director nominees; and
●	all executive officers and directors as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised or converted within 60 days after June 22, 2022.

For purposes of calculating each person’s or group’s percentage ownership, stock options and warrants exercisable within 60 days after June 22, 2022 are included for that person or group but not the stock options or warrants of any other person or group. Ownership is based on [227,186,867] shares of common stock outstanding on June 22, 2022.

The Company is not aware of any arrangements that have resulted, or may at a subsequent date result, in a change of control of the Company.

Unless otherwise indicated and subject to any applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. The business address of each current director and executive officer is 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112.

	Number of Shares Beneficially	Percentage of Shares
Name and Address of Beneficial Owner	Owned	Beneficially Owned
Other Beneficial Owners of 5% or more of the Outstanding Shares of Common Stock:
Bruce E. Terker (1)	14,402,431	6.3%
BlackRock Inc. (2)	13,829,567	6.1%
Directors and Named Executive Officers: (3)
David R. Stevens (4)	683,312	*	%
Michael A. Martino (4)(5)	533,333	*	%
J. Kevin Buchi (4)	85,417	*	%
Elizabeth Varki Jobes (4)	20,833	*	%
Daniel G. Stokely (5)	612,274	*	%
Michael Macaluso (5)(6)	2,024,882	1.7%
Holli Cherevka (5)(6)	110,820	*	%
Current directors and executive officers as a group (5 persons)	1,935,169	*	%

*Represents ownership of under 1% of the Company’s outstanding common stock.

(1)	Based solely on an Amendment No. 5 to Schedule 13G filed by Bruce E. Terker, Ballyshannon Partners, L.P., Ballyshannon Family Partnership, L.P., Insignia Partners, L.P. and Odyssey Capital Group, L.P. (collectively the “Bruce E. Terker and Related Companies”) with the SEC on April 29, 2022, reporting beneficial ownership as of April 27, 2022. Based on the above Schedule 13G, Bruce E. Terker and Related Companies have shared voting and dispositive power with respect to the shares. The business address of Mr. Terker is 950 W. Valley Road, Suite 2900, Wayne, Pennsylvania 19087.

(2)	Based on a Schedule 13G filed by BlackRock Inc. on February 4, 2022 in which BlackRock Inc. reports that as of December 31, 2021 it holds sole voting power with respect to 13, 829,567 shares of the Company’s common stock and sole dispositive power with respect to 13, 934,805 shares. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)	Includes the following number of shares that could be acquired within 60 days of June 22, 2022 upon the exercise of stock options: David R. Stevens, 548,750 shares; Michael A. Martino, 533,333 shares; J. Kevin Buchi, 85,417 shares; Elizabeth Varki Jobes, 20,833 shares; Daniel Stokely, 300,000 shares; Michael Macaluso, no shares, Holli Cherevka, no shares; and all current directors and executive officers as a group, 1,488,333 shares.

(4)	Director and nominee for election at the Annual Meeting.

(5)	Named executive officer.

(6)	The employment of Mr. Macaluso and Ms. Cherevka was terminated on May 31, 2022. Information is based on Forms 4 filed with the Securities and Exchange Commission and Company records.

STOCKHOLDER PROPOSALS

Stockholder proposals, including nominations of persons for election to our Board of Directors, will be considered for inclusion in the proxy statement for the 2023 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Secretary of the Company, on or before March 17, 2023. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

Stockholders who intend to present a proposal, including nominations of persons for election to our Board of Directors, outside of the proxy access process, at the 2023 Annual Meeting without inclusion of such proposal in our proxy materials for the 2023 Annual Meeting are required to provide timely notice of such proposal or nominee in accordance with our bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the Annual Meeting - that is, not later than May 12, 2023 nor earlier than April 12, 2023. However, as provided in our bylaws, different deadlines apply if the 2023 Annual Meeting is called for a date that is not within 30 days before or after the anniversary of the Annual Meeting. If the 2023 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be delivered prior to the later of (a) the 90th day before the annual meeting or (b) the 10th day after which announcement of the meeting day is first made, but no earlier than 120 days prior to the annual meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If a stockholder does not meet these deadlines or, does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the 2023 Annual Meeting.

The address of the Secretary of Ampio Pharmaceuticals, Inc., 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112.

In addition to satisfying the foregoing advance notice requirements under our bylaws, to comply with the universal proxy rules (once effective) under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2023 Annual Meeting must provide notice that sets forth the information required by Rule 14a-9 under the Exchange Act no later than June 11, 2023, which is 60 days prior to the anniversary date of the Annual Meeting.

HOUSEHOLDING OF PROXY MATERIALS

In some cases, only one copy of this proxy statement or our 2021 Annual Report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement or such Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery, or single copy delivery of these materials now or in the future, a stockholder may submit a written request to Corporate Secretary of Ampio Pharmaceuticals, Inc., 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112 or an oral request at (720) 437-6500.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By Order of the Board of Directors

/s/ Daniel G. Stokely
Daniel G. Stokely, Secretary

July 1, 2022
Englewood, Colorado

Appendix A: Certificate of Amendment to Certificate of Incorporation of Ampio Pharmaceuticals, Inc.

APPENDIX A

APPENDIX A CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

AMPIO PHARMACEUTICALS, INC.

Ampio Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.The name of the corporation is Ampio Pharmaceuticals, Inc. (the “Corporation”).

2.The Board of Directors of the Corporation duly adopted a resolution in accordance with Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation, as amended (the “Amendment”) and declaring the Amendment to be advisable. The stockholders of the Corporation duly approved the Amendment at the Annual Meeting of Stockholders of the Corporation held on [•], 2022 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.In order to effect the Amendment, Section 1 of Article IV of the Certificate of Incorporation of the Corporation, as amended, shall be amended and restated in its entirety as follows:

“Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 310,000,000; of which 10,000,000 shares of the par value of $0.0001 shall be designated Preferred Stock and 300,000,000 shares of the par value of $0.0001 shall be designated Common Stock.

Upon filing and effectiveness of this Certificate of Amendment with the Secretary of State of Delaware (the “Effective Time”), every [●]1 issued and outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock (the “Reverse Stock Split”). The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Certificate of Incorporation, as amended. No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), all fractional shares resulting from the Reverse Stock Split shall be rounded up to the nearest whole share. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.”

4.This Certificate of Amendment shall become effective as of [ ] at [a.m./p.m.].

5.The Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

***

[1]

To be a whole number of shares of Ampio Pharmaceuticals’ common stock between and including 5 and 15. If the reverse stock split proposal is approved by stockholders, the Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that reverse stock split ratio determined by Ampio Pharmaceuticals’ Board of Directors to be in the best interests of Ampio Pharmaceuticals and its stockholders.

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this                 day of                 .

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Michael A. Martino

Name: Michael A. Martino
Title: CEO

A-1

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. AMPIO PHARMACEUTICALS, INC. 373 INVERNESS PARKWAY, SUITE 200 ENGLEWOOD, CO 80112 During The Meeting - Go to www.virtualshareholdermeeting.com/AMPE2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D55406-P55808 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AMPIO PHARMACEUTICALS, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept ! ! ! 1. To elect five directors, nominated by our Board of Directors, to serve until our 2022 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or their earlier resignation or removal. Nominees: 01) 02) 03) 04) 05) Michael Macaluso David Bar-Or, M.D. Philip H. Coelho Richard B. Giles David R. Stevens, Ph.D. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. ! ! ! 2. To ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. To approve, on an advisory (non-binding) basis, the compensation of the Company's named executive officers as disclosed in the Proxy Statement. ! ! ! Note: To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D55407-P55808 AMPIO PHARMACEUTICALS, INC. Annual Meeting of Stockholders August 14, 2021 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Daniel G. Stokely and Michael Macaluso, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Ampio Pharmaceuticals, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, MT on August 14, 2021, in a virtual format only via live webcast at www.virtualshareholdermeeting.com/AMPE2021, and any adjournment(s) or postponement(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxyholders are authorized to vote in their discretion with respect to other matters which may come before the meeting. Continued and to be signed on reverse side